Exhibit 99.1

FOR IMMEDIATE RELEASE

21st Century Fox Confirms Receipt of Unsolicited Acquisition Proposal from Comcast

NEW YORK – June 13, 2018 – Twenty-First Century Fox, Inc. (“21st Century Fox”) (NASDAQ: FOXA, FOX) today confirmed it has received an unsolicited, written proposal from Comcast to acquire the same businesses that 21st Century Fox previously agreed to sell to The Walt Disney Company (“Disney”) (NYSE: DIS), including the Twentieth Century Fox Film and Television studios, along with cable and international TV businesses. As with 21st Century Fox’s pending transaction with Disney announced in December 2017 (the “Disney Merger Agreement”), Comcast’s proposal contemplates that prior to the acquisition, 21st Century Fox will separate the Fox Broadcasting network and stations, Fox News Channel, Fox Business Network, FOX Sports, FS1, FS2 and Big Ten Network into a newly listed company that will be spun off to its shareholders (“new Fox”). Comcast has proposed an all-cash transaction at $35.00 per 21st Century Fox share.

21st Century Fox remains subject to the Disney Merger Agreement. Consistent with the terms of this agreement and the fiduciary duties of the Company’s directors, 21st Century Fox’s Board, in consultation with its outside legal counsel and financial advisors, will carefully review and consider the Comcast proposal.

21st Century Fox has not yet made a determination, in light of Comcast’s proposal, as to whether it will postpone or adjourn the July 10, 2018 special meeting of stockholders to consider certain proposals related to the Disney Merger Agreement.

About 21st Century Fox

21st Century Fox is one of the world’s leading portfolios of cable, broadcast, film, pay TV and satellite assets spanning six continents across the globe. Reaching more than 1.8 billion subscribers in approximately 50 local languages every day, 21st Century Fox is home to a global portfolio of cable and broadcasting networks and properties, including FOX, FX, FXX, FXM, FS1, Fox News Channel, Fox Business Network, FOX Sports, Fox Sports Network, National Geographic Channels, Star India, 28 local television stations in the U.S. and more than 350 international channels; film studio Twentieth Century Fox Film; and television production studios Twentieth Century Fox Television and a 50 per cent ownership interest in Endemol Shine Group. 21st Century Fox also holds approximately 39.1 per cent of the issued shares of Sky, Europe’s leading entertainment company, which serves nearly 23 million households across five countries. For more information about 21st Century Fox, please visit www.21CF.com.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and does not constitute an offer to subscribe for, buy or sell, or the solicitation of an offer to subscribe for, buy or sell, or an invitation to subscribe for, buy or sell any securities or a solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, invitation, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Cautionary Notes on Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements, including the failure to consummate the proposed transaction or to make any filing or take other action required to consummate such transaction in a timely matter or at all, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to: (i) the completion of the proposed transaction may not occur on the anticipated terms and timing or at all, (ii) the required regulatory approvals are not obtained, or that in order to obtain such regulatory approvals, conditions are imposed that adversely affect the anticipated benefits from the proposed transaction or cause the parties to abandon the proposed transaction, (iii) the risk that a condition to closing of the transaction may not be satisfied (including, but not limited to, the receipt of legal opinions and rulings with respect to the treatment of the transaction under U.S. and Australian tax laws), including the tax-free treatment of the transaction to 21st Century Fox’s stockholders of the distribution of shares of New Fox common stock, (iv) the risk that the anticipated tax treatment of the transaction is not obtained, (v) an increase or decrease in the anticipated transaction taxes (including due to any changes to tax legislation and its impact on tax rates (and the timing of the effectiveness of any such changes)) to be paid in connection with the separation prior to the closing of the transactions could cause an adjustment to the exchange ratio, (vi) potential litigation relating to the proposed transaction that could be instituted against 21st Century Fox, Disney or their respective directors, (vii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transactions, (viii) risks associated with third party contracts containing consent and/or other provisions that may be triggered by the proposed transaction, (ix) negative effects of the announcement or the consummation of the transaction on the market price of 21st Century Fox and/or Disney’s common stock, (x) risks relating to the value of the Disney shares to be issued in the transaction and uncertainty as to the long-term value of Disney’s common stock, (xi) the potential impact of unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition and losses on the future prospects, business and management strategies for the management, expansion and growth of Disney’s operations after the consummation of the transaction and on the other conditions to the completion of the merger, (xii) the risks and costs associated with, and the ability of Disney to, integrate the businesses successfully and to achieve anticipated synergies, (xiii) the risk that disruptions from the proposed transaction will harm 21st Century Fox’s or Disney’s business, including current plans and operations, (xiv) the ability of 21st Century Fox or Disney to retain and hire key personnel, (xv) adverse legal and regulatory developments or determinations or adverse changes in, or interpretations of, U.S., Australian or other foreign laws, rules or regulations, including tax laws, rules and regulations, that could delay or prevent completion of the proposed transaction or cause the terms of the proposed transaction to be modified, (xvi) the risk that New Fox, as a new company that currently has no credit rating, will not have access to the capital markets on acceptable terms, (xvii) the risk that New Fox may be unable to achieve some or all of the benefits that 21st Century Fox expects New Fox to achieve as an independent, publicly-traded company, (xviii) the risk that New Fox may be more susceptible to market fluctuations and other adverse events than it would have otherwise been while still a part of 21st Century Fox, (xix) the risk that New Fox will incur significant indebtedness in connection with the separation and distribution, and the degree to which it will be leveraged following completion of the distribution may materially and adversely affect its business, financial condition and results of operations, (xx) the ability to obtain or consummate financing or refinancing related to the transaction upon acceptable terms or at all, (xxi) as well as management’s response to any of the aforementioned factors. These risks, as well as other risks associated with the proposed transaction, are more fully discussed in the Form S-4 and will be more fully discussed in the registration statement that will be filed with respect to New Fox. While the list of factors presented here and in the Form S-4 is, and the list of factors to be presented in the registration statement related to New Fox will be, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on 21st Century Fox’s or Disney’s consolidated financial condition, results of operations, credit rating or liquidity. Neither 21st Century Fox nor Disney assumes any obligation to publicly provide revisions or updates to any forward looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

Contacts:

Press Inquiries

Julie Henderson

310-369-0773

Nathaniel Brown

212-852-7746

Investor Relations

Reed Nolte

212-852-7092

Mike Petrie

212-852-7130